Exhibit 10.2

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of December 5, 2022, by and between Andrew Perlmutter (“Employee”) and Funko, Inc. (together with any of its affiliates as may employ the Employee from time to time and any successor(s) thereto, the “Company”). Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Employment Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company and Employee previously entered into that certain Amended and Restated Employment Agreement, dated as of January 3, 2022 (the “Employment Agreement”);

WHEREAS, the Company and Employee desire to amend the Employment Agreement in certain respects, effective as of the date hereof (the “Effective Date”).

NOW, THEREFORE, in consideration of the premises and their mutual covenants and promises contained herein, the Company and Employee agree to the following:

1. References to the “CEO Effective Date” shall hereby be deemed to be references to the term “Effective Date” (and any other references in the Employment Agreement to Employee’s role as Chief Executive Officer, including the recitals, shall be read consistent with the intent that Employee shall transition from the role of Chief Executive Officer to President as of the Effective Date).

2. The first sentence of Section 3.01 of the Employment Agreement is hereby deleted and replaced in its entirety as follows:

“During the Term, the Company has appointed Employee to serve as the Company’s President.”

3. The first sentence of Section 3.02 of the Employment Agreement is hereby amended by deleting clause (b) thereof and replacing such clause in its entirety as follows:

“(b) that Employee may work from his home or from other Company offices as may be agreed to between Employee and the Company’s Chief Executive Officer from time to time”

4. The fifth sentence of Section 3.02 of the Employment Agreement is hereby deleted and replaced in its entirety as follows:

“Employee shall report to, and be subject to the direction of, the Company’s Chief Executive Officer, or if determined by the Board, the Board.”

5. Section 7.03 of the Employment Agreement is hereby deleted and replaced in its entirety as follows:

“ Good Reason Defined. Termination of Employee’s employment by Employee for any of the following reasons shall be deemed for “Good Reason”: (a) a material adverse change in Employee’s title or reporting line or material duties, authorities or responsibilities, as determined by the Board (provided, that Employee’s title, reporting line or material duties, authorities or responsibilities shall not be deemed to be materially adversely changed solely because the Company (or its successor) is no longer an independently operated public entity or becomes a subsidiary of another entity); (b) a material breach by the Company of any material provision of this Agreement; (c) a material reduction of Employee’s Base Salary or benefits or target bonus opportunity (other than such a reduction that is generally consistent with a general reduction affecting the Company’s other similarly situated executives); (d) failure by the Company to pay any portion of Employee’s earned Base Salary or bonus; or (e) the Company’s requiring Employee to be headquartered at any office or location more than 50 miles from Everett, Washington (provided, however, that for the avoidance of doubt this criteria shall not apply to the extent Employee works remotely pursuant to Section 3.02 above), provided that in the case of all the above events, Employee may not resign from his employment for Good Reason unless he provides the Company written notice within 90 days after the initial occurrence of the event, the Company has not corrected the event within 60 days after receiving such written notice, and Employee’s resignation based on such Good Reason is effective within twelve months after the initial occurrence of such event.”

6. The Company and Employee acknowledge and agree that the changes to Employee’s position effected by Sections 2 and 3 of this Amendment constitute Good Reason under the Employment Agreement, and that if such Good Reason event is not corrected by the Company pursuant to Section 7.03 of the Employment Agreement, as amended, within 30 days after the Effective Date, Employee shall be entitled to resign for Good Reason within 12 months after the Effective Date.

7. Except as expressly modified hereby or as specifically provided herein, the Employment Agreement, including without limitation Section 8.06, shall remain in full force and effect following the date hereof pursuant to its current terms. This Amendment, together with the Employment Agreement (as modified hereby), represent the entire agreement with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof. This Amendment and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees); provided that Employee may not assign any of his rights or delegate any of his duties or obligations hereunder without the prior written consent of the Company.

7. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

[signature page follows]

* * * * * * * *

IN WITNESS WHEREOF, the Company and Employee have freely and voluntarily executed this Agreement as of the date and year first above written.

EMPLOYEE

/s/ Andrew Perlmutter
Andrew Perlmutter

FUNKO, INC.

By:	/s/ Tracy Daw
Tracy Daw
Title:	Chief Legal Officer

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